EXHIBIT 4.1

US $2,150,000,000 ADDITIONAL FACILITY AN ACCESSION AGREEMENT

To:	The Bank of Nova Scotia as Facility Agent and Security Agent

From:
The persons listed in Schedule 1 to this Additional Facility AN Accession Agreement (the Additional Facility AN Lenders) such defined term to include any lender which becomes a New Lender in respect of Facility AN, by the execution by the Facility Agent of a Novation Certificate substantially in the form set out in Schedule 3 or Schedule 4 to this Additional Facility AN Accession Agreement.

Date:    3 August 2016

UPC Broadband Holding B.V. (formerly known as UPC Distribution Holding B.V.) - €1,072,000,000 Term Credit Agreement dated 16 January 2004 as amended from time to time (the Credit Agreement)

1.	In this Additional Facility AN Accession Agreement:
Facility AN means the US $2,150,000,000 term loan facility made available under this Additional Facility AN Accession Agreement.
Facility AN Advance means each US Dollar denominated advance made to UPC Financing by the Additional Facility AN Lenders under Facility AN.
Facility AN Commitment means, in relation to an Additional Facility AN Lender, the amount in US Dollars set opposite its name under the heading "Facility AN Commitment" in Schedule 1 to the counterpart of this Additional Facility AN Accession Agreement executed by that Additional Facility AN Lender, to the extent not cancelled, transferred, or reduced under the Credit Agreement.
Fee Letter means the fee letter dated 25 July 2016 between the Borrower, UPC Broadband and certain Mandated Lead Arrangers and Underwriters (each as defined therein).
Liberty Global Reference Agreement means any or all of (i) the credit agreement dated 1 August 2007 between, amongst others, Telenet NV as the Company and The Bank of Nova Scotia as facility agent; (ii) the credit agreement dated 7 June 2013 between (among others) Virgin Media Investment Holdings Limited as borrower and The Bank of Nova Scotia as facility agent; (iii) the credit agreement dated 27 January 2014 between (among others) Ziggo B.V. as borrower and The Bank of Nova Scotia as facility agent; (iv) the credit agreement dated 28 September 2006 between (among others) All3Media Finance Limited as borrower and The Royal Bank of Scotland plc as facility agent; (v) the credit agreement dated 5 March 2015 between (among others) Ziggo Secured Finance B.V. as SPV borrower and The Bank of Nova Scotia as facility agent; (vi) the indenture dated 23 December 2015 in respect of the €420,000,000 4.625% senior secured notes due 2026 issued by Unitymedia Hessen GMBH & Co KG and Unitymedia NRW GmbH; (vii) the indenture dated 26 April 2016 in respect of the $750,000,000 5.5% senior secured notes due 2026 issued by Virgin Media Secured Finance PLC; and (viii) Annex I (Additional Definitions), Annex II (Covenants) and (to the extent not covered in the Annexes) the specific provisions set

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out in Schedule 7 (Additional Amendments, Waivers, Consents and Other Modifications) of this Additional Facility AN Accession Agreement of the credit agreement dated 16 May 2016 between, among others, LGE Coral Holdco Limited as finco, Sable International Finance Limited and Coral-US Co-Borrower as initial borrowers and The Bank of Nova Scotia as administrative agent (in each case as amended from time to time up to the date of this Additional Facility AN Accession Agreement).
Total Additional Facility AN Commitment means, at any time, the aggregate of the Facility AN Commitments.

2.
Unless otherwise defined in this Additional Facility AN Accession Agreement, terms defined in the Credit Agreement shall have the same meaning in this Additional Facility AN Accession Agreement and a reference to a Clause is a reference to a Clause of the Credit Agreement. The principles of construction set out in Clause 1.2 (Construction) of the Credit Agreement apply to this Additional Facility AN Accession Agreement as though they were set out in full in this Additional Facility AN Accession Agreement.

3.	We refer to Clause 2.2 (Additional Facilities) of the Credit Agreement.

4.
This Additional Facility AN Accession Agreement will take effect on the date on which the Facility Agent notifies UPC Broadband and the Additional Facility AN Lenders that it has received the documents and evidence set out in Schedule 2 to this Additional Facility AN Accession Agreement, in each case in form and substance satisfactory to it (acting reasonably) or, as the case may be, the requirement to provide any such documents or evidence has been waived by the Facility Agent on behalf of the Additional Facility AN Lenders (the Effective Date).

5.	We, the Additional Facility AN Lenders, agree:

(a)	to become party to and to be bound by the terms of the Credit Agreement as Lenders in accordance with Clause 2.2 (Additional Facilities) of the Credit Agreement; and

(b)
to become party to the Intercreditor Agreement as Lenders and to observe, perform and be bound by the terms and provisions of the Intercreditor Agreement in the capacity of Lender in accordance with Clause 9.3 (Transfers by the Lenders) of the Intercreditor Agreement.

6.
The Additional Facility Commitment in relation to an Additional Facility AN Lender (for the purpose of the definition of Additional Facility Commitment in Clause 1.1 (Definitions) of the Credit Agreement) is its Facility AN Commitment.

7.	Any interest due in relation to Facility AN will be payable on the last day of each Interest Period and otherwise in accordance with Clause 11 (Interest) of the Credit Agreement.

8.
The Additional Facility Availability Period for Facility AN shall be the period from and including the Effective Date up to and including the date falling 45 Business Days after the Effective Date. At the end of the Availability Period for Facility AN, the Available Commitments in respect of Facility AN shall automatically be cancelled and the Available Commitments in respect of Facility AN for each Additional Facility AN Lender shall automatically be reduced to zero.

9.	Facility AN may be drawn by up to three Advances and no more than three Requests may be made in respect of Facility AN under the Credit Agreement.

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10.	The first Interest Period to apply to each Facility AN Advance will be a period equal to the period commencing on the applicable Utilisation Date and ending on 15 January 2017.

11.
Each Facility AN Advance will be used for general corporate purposes and working capital purposes, including the repayment or prepayment of existing indebtedness and the payment of any fees and expenses in connection with Facility AN or other transactions related thereto.

12.	The Final Maturity Date in respect of Facility AN will be 31 August 2024.

13.	Each outstanding Facility AN Advance will be repaid in full on the Final Maturity Date.

14.	The Margin in relation to Facility AN is 3.00 per cent. per annum.

15.	The Borrower in relation to Facility AN is UPC Financing.

16.	Facility AN is made available as a term loan.

17.
The interest rate for Facility AN will be calculated in accordance with Clause 11.1 (Interest rate) of the Credit Agreement, being the sum of LIBOR and the applicable Margin. For the avoidance of doubt, each party to this Agreement accepts and acknowledges that LIBOR has the meaning given to it under Clause 1.1 (Definitions) of the Credit Agreement and that if, at the time of calculation, the rate is determined to be below zero per cent. then LIBOR will be deemed to be zero per cent.

18.	If on or prior to the date falling 6 months after the date of this Additional Facility AN Accession Agreement (but not otherwise) the Borrower:

(a)
makes any prepayment of Facility AN in connection with any Repricing Transaction (as defined below) other than where such prepayment is funded by the issuance of notes by any member of the Borrower Group or a special purpose vehicle which on-lends the proceeds of such notes to a member of the Borrower Group; or

(b)
effects any amendment of this Additional Facility AN Accession Agreement or the Credit Agreement, other than, for the avoidance of doubt, any amendments contemplated by Schedule 5 (Amendments, Waivers, Consents and Other Modifications), Schedule 6 (Further Amendments, Waivers, Consents and Other Modifications) or Schedule 7 (Additional Amendments, Waivers, Consents and Other Modifications) resulting in a Repricing Transaction, the Borrower shall, in each case, pay to the Facility Agent, for the account of each applicable Additional Facility AN Lender,

(c)
in the case of paragraph (a) above, a prepayment fee equal to 1.00 per cent. flat on the amount of that Additional Facility AN Lender’s Facility AN Advances which are prepaid and such prepayment fee shall be due and payable on the date of such prepayment; and

(d)
in the case of paragraph (b) above, a prepayment fee equal to 1.00 per cent. flat on the aggregate amount of the Facility AN Advances of each Additional Facility AN Lender that shall have been the subject of a mandatory assignment under the Credit Agreement following the failure of such Additional Facility AN Lender to consent to such amendment on or prior to the date falling 6 months after the date of this Additional Facility AN Accession Agreement and such prepayment fee shall be due and payable on the effective date of such assignment.

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In this Clause:
“Repricing Transaction” means the prepayment or refinancing of all or a portion of the Facility AN Advances with any long term bank debt financing incurred for the primary purpose of repaying, refinancing, substituting or replacing the Facility AN Advances which has (or any amendment to this Additional Facility AN Accession Agreement or the Credit Agreement which results in) an effective interest cost or weighted average yield (as determined by the Facility Agent consistent with generally accepted financial practice and, in any event, excluding any arrangement or commitment fees in connection therewith) that is less than the interest rate for or weighted average yield (as determined by the Facility Agent (acting reasonably) on the same basis) of the Facility AN Advances.

19.
(a)    Provided that any upsizing of Facility AN permitted under this paragraph will not breach any term of the Credit Agreement, Facility AN may be upsized by any amount, by the signing of one or more further Additional Facility AN Accession Agreements, that specify (along with the other terms specified therein) UPC Financing as the sole Borrower and which specify Additional Facility AN Commitments denominated in US Dollars, to be drawn in US Dollars, with the same Final Maturity Date and Margin as specified in this Additional Facility AN Accession Agreement.

(b)
For the purposes of this paragraph 19 (unless otherwise specified), references to Additional Facility AN Lenders and Facility AN Advances shall include Lenders and Advances made under any such further and previous Additional Facility AN Accession Agreement.

(c)
Where any Facility AN Advance has not already been consolidated with any other Facility AN Advance, on the last day of any Interest Period for that unconsolidated Facility AN Advance, that unconsolidated Facility AN Advance will be consolidated with any other consolidated Facility AN Advance which has an Interest Period ending on the same day as that unconsolidated Facility AN Advance, and all such Facility AN Advances will then be treated as one Advance.

20.
For the purposes of any amendment or waiver, consent or other modification (including with respect to any existing Default or Event of Default) that may be sought by UPC Broadband and UPC Financing under the Credit Agreement or any other Finance Document on or after the date of this Additional Facility AN Accession Agreement, the Additional Facility AN Lenders hereby consent to any and all of the following:

(a)
any and all of the items set out in Schedule 5 (Amendments, waivers, consents and other modifications), Schedule 6 (Further amendments, waivers, consents and other modifications) and Schedule 7 (Additional amendments, waivers, consents and other modifications) of this Agreement; and

(b)
any consequential amendment, waiver, consent or other modification, whether effected by one instrument or through a series of amendments, to the Credit Agreement or any other Finance Document to be made either to implement the changes envisaged in Schedule 5 (Amendments, waivers, consents and other modifications) and/or Schedule 6 (Further amendments, waivers, consents and other modifications) and/or Schedule 7 (Additional amendments, waivers, consents and other modifications) of this Additional Facility AN Accession Agreement or to conform any Finance Document to Schedule 5 (Amendments, waivers, consents and other modifications) and/or Schedule 6 (Further amendments, waivers, consents and other modifications) and/or Schedule 7 (Additional

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amendments, waivers, consents and other modifications) of this Additional Facility AN Accession Agreement; and/or

(c)
any other amendment, waiver, consent or modification, whether effected by one instrument or through a series of amendments, to the Credit Agreement or any other Finance Document to be made to conform any Finance Document to any Liberty Global Reference Agreement (provided that any amendment, waiver, consent or modification to conform the Credit Agreement or any other Finance Document to the Liberty Global Reference Agreement referred to at paragraph (v) of that definition, shall be limited to those that are mechanical in nature unless specifically referenced in Schedule 5 (Amendments, waivers, consents and other modifications) and/or Schedule 6 (Further amendments, waivers, consents and other modifications) and/or Schedule 7 (Additional amendments, waivers, consents and other modifications) of this Additional Facility AN Accession Agreement and provided further that any amendment, waiver, consent or modification to conform the Credit Agreement or any other Finance Document to any Liberty Global Reference Agreement referred to at paragraphs (vi) to (viii) of that definition shall be limited to any amendment, waiver, consent or modification which is specifically referenced in Schedule 5 (Amendments, waivers, consents and other modifications) and/or Schedule 6 (Further amendments, waivers, consents and other modifications) and/or Schedule 7 (Additional amendments, waivers, consents and other modifications) of this Additional Facility AN Accession Agreement), and, in each case, any consequential amendments, waivers, consents or modifications), and this Additional Facility AN Accession Agreement shall constitute each Additional Facility AN Lenders' irrevocable and unconditional written consent in respect of such amendments, waivers, consent or other modifications to the Finance Documents for the purposes of Clause 28 (Amendments and Waivers) of the Credit Agreement and any clause in any other Finance Document relating to amendments of that Finance Document without any further action required on the part of any Party or any party to the Intercreditor Agreement.

21.
Each Additional Facility AN Lender hereby acknowledges and agrees that the Facility Agent may, but shall not be required to, send to the Additional Facility AN Lender any further formal amendment request in connection with all, or any of the proposed amendments set out under paragraph 20 above and the Facility Agent shall be authorised to consent on behalf of each Additional Facility AN Lender, as a Lender under one or more Additional Facilities, to any such proposed amendments set out under paragraph 20 above (and the Facility Agent and the Security Agent shall be authorized to enter into any necessary documentation in connection with the same), and such consent shall be taken into account in calculating whether the Majority Lenders, or the relevant requisite Lenders, have consented to the relevant amendments and/or waivers or other modifications to the Finance Documents in accordance with Clause 28 (Amendments and Waivers) of the Credit Agreement and any clause relating to amendments in any other Finance Document.

22.
The Additional Facility AN Lenders hereby waive receipt of any fee in connection with the foregoing consent, notwithstanding that other consenting Lenders under the Credit Agreement may be paid a fee in consideration of such Lenders' consent to any or all of the foregoing amendments, waivers, consents or other modifications.

23.
The Additional Facility AN Lenders agree and acknowledge that: (a) Facility AN shall not have the benefit of the maintenance covenant at Clause 20.2 (Financial ratios) of the Credit Agreement (other than as set out in Clause 21.18 (Acceleration Following Financial Ratio Breach)); and (b) Facility AN shall not be a Maintenance Covenant Additional Facility.

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24.
On each Utilisation Date in respect of Facility AN, each of UPC Broadband and UPC Financing confirms, on behalf of themselves and each other Obligor, that the representations and warranties set out in Clause 18 (Representations and Warranties) of the Credit Agreement (with the exception of Clauses 18.5 (Non-violation), 18.6 (Consents), 18.7 (No Default), 18.9 (Financial condition), 18.10 (Environmental), 18.11 (Security Interests), 18.12(b) (Litigation and insolvency proceedings), 18.13 (Tax liabilities), 18.14 (Ownership of assets), 18.16 (ERISA), 18.17 (United States Regulations), 18.18 (Anti-Terrorism Laws) and 18.20 (UPC Financing)) are true and correct in all material respects as if made at the first Utilisation Date in respect of Facility AN with reference to the facts and circumstances then existing, and as if each reference to the Finance Documents includes a reference to this Additional Facility AN Accession Agreement.

25.	Each Additional Facility AN Lender confirms to each Finance Party that:

(a)
it has made its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in the Credit Agreement and has not relied on any information provided to it by a Finance Party in connection with any Finance Documents; and

(b)
it will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities while any amount is or may be outstanding under the Credit Agreement or any Additional Facility Commitment is in force.

26.
Each of the Additional Facility AN Lenders agrees that without prejudice to Clause 29.4 (Procedure for novations) of the Credit Agreement, each New Lender (as defined in the relevant Novation Certificate referred to below) shall become, by the execution by the Facility Agent of a Novation Certificate substantially in the form of Schedule 3 or Schedule 4, as applicable, to this Additional Facility AN Accession Agreement, bound by the terms of this Additional Facility AN Accession Agreement as if it were an original party hereto as an Additional Facility AN Lender and shall acquire the same rights, grant the same consents and assume the same obligations towards the other parties to this Additional Facility AN Accession Agreement as would have been acquired, granted and assumed had the New Lender been an original party to this Additional Facility AN Accession Agreement as an Additional Facility AN Lender.

27.
The Facility Office and address for notices of each Additional Facility AN Lender for the purposes of Clause 36.2 (Addresses for notices) of the Credit Agreement will be that notified by each Additional Facility AN Lender to the Facility Agent.

28.	This Additional Facility AN Accession Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

29.
This Additional Facility AN Accession Agreement may be executed in any number of counterparts, and by each party on separate counterparts. Each counterpart is an original, but all counterparts shall together constitute one and the same instrument. Delivery of an executed counterpart signature page of this Additional Facility AN Accession Agreement by email (PDF) or telecopy shall be as effective as delivery of a manually executed counterpart of this Additional Facility AN Accession Agreement.

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SCHEDULE 1
ADDITIONAL FACILITY AN LENDERS AND COMMITMENTS

Additional Facility AN Lender	Facility AN Commitment ($)
Bank of America, N.A	483,750,000
Citibank N.A., New York Branch	483,750,000
HSBC Bank plc	322,500,000
Nomura International plc	322,500,000
The Bank of Nova Scotia	322,500,000
Credit Suisse AG, Cayman Islands Branch	215,000,000
Total	2,150,000,000

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SCHEDULE 2
CONDITIONS PRECEDENT DOCUMENTS

1.	Constitutional Documents

(a)
A copy of the constitutional documents of each Obligor (other than UPC Financing) and the partnership agreement of UPC Financing or, if the Facility Agent already has a copy, a certificate of an authorised signatory of the relevant Obligor confirming that the copy in the Facility Agent's possession is still correct, complete and in full force and effect as at a date no earlier than the date of this Additional Facility AN Accession Agreement.

(b)	An extract of the registration of each Obligor established in the Netherlands in the trade register of the Dutch Chamber of Commerce.

2.	Authorisations

(a)
A copy of a resolution of the board of managing and, to the extent applicable, board of supervisory directors (or equivalent) and, to the extent that a shareholders' resolution is required, a copy of the shareholders' resolution of each Obligor:

(i)
approving the terms of and the transactions contemplated by this Additional Facility AN Accession Agreement and (in the case of each of UPC Broadband and UPC Financing) resolving that it execute the same (and, in the case of the Guarantors and the Charging Entities (as defined in the Intercreditor Agreement) resolving that it execute the confirmation described at paragraph 4 below; and

(ii)
(in the case of UPC Broadband and UPC Financing) authorising the issuance of a power of attorney to a specified person or persons to execute this Additional Facility AN Accession Agreement on its behalf and (in the case of the Guarantors and the Charging Entities (as defined in the Intercreditor Agreement)) authorising the issuance of a power of attorney to a specified person or persons to execute the confirmation described in paragraph 4 below.

(b)
A specimen of the signature of each person authorised pursuant to its constitutional documents or to the power of attorney referred to in paragraph (a) above to sign this Additional Facility AN Accession Agreement or the confirmation described in paragraph 4 below (as appropriate).

(c)
A certificate of an authorised signatory of UPC Broadband, each Guarantor and each Charging Entity certifying that each copy document specified in this Schedule and supplied by UPC Broadband, each Guarantor and each Charging Entity is correct, complete and in full force and effect as at a date no earlier than the date of this Additional Facility AN Accession Agreement.

(d)
A copy of any other authorisation or other document, opinion or assurance which the Facility Agent has notified UPC Broadband is necessary in connection with the entry into and performance of, and the transactions contemplated by, this Additional Facility AN Accession Agreement or for the validity and enforceability of this Additional Facility AN Accession Agreement.

3.	Legal opinions

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(a)	A legal opinion of Allen & Overy LLP, English legal advisers to the Facility Agent, addressed to the Finance Parties.

(b)	A legal opinion of Allen & Overy LLP, Dutch legal advisers to the Facility Agent, addressed to the Finance Parties.

(c)	A legal opinion of Allen & Overy LLP, New York legal advisers to the Facility Agent, addressed to the Finance Parties.

4.	Other documents

(a)
Confirmation (in writing) from (i) each of the Guarantors that its obligations under Clause 17 (Guarantee) of the Credit Agreement and (ii) each of the Charging Entities (as defined in the Intercreditor Agreement) that the Security Interests granted to the Beneficiaries pursuant to the Security Documents and its obligations under the Finance Documents, shall continue unaffected and that such obligations extend to the Total Commitments as increased by the addition of Facility AN and that such obligations shall be owed to each Finance Party including the Additional Facility AN Lenders.

(b)	A duly executed copy of the Fee Letter.

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SCHEDULE 3
NOVATION CERTIFICATE (CASHLESS)

To:	The Bank of Nova Scotia as Facility Agent and UPC Financing as Borrower

From:	[THE EXISTING LENDER] and [THE NEW LENDER]
Date:    [●]
UPC Broadband Holding B.V. - €1,072,000,000 Term Credit Agreement dated 16 January, 2004 as amended from time to time (the Credit Agreement)
We refer to:
(a)Clause 29.4 (Procedure for novations) of the Credit Agreement;
(b)    Clause 9.3 (Transfers by the Lenders) of the Intercreditor Agreement;
(c)    the Accession Agreement dated 19 April 2013, pursuant to which a US$ term loan facility was made available to the Borrower as an Additional Facility (“Additional Facility AH”) under the Credit Agreement (the “Additional Facility AH Accession Agreement”); and
(d)    the Accession Agreement dated [●] 2016, pursuant to which a US $[●] term loan facility is being made available to the Borrower as an Additional Facility (“Additional Facility AN”) under the Credit Agreement (the “Additional Facility AN Accession Agreement”).
Unless defined in this Novation Certificate, terms defined in the Credit Agreement or, if not defined in the Credit Agreement, the Additional Facility AN Accession Agreement, have the same meaning in this Novation Certificate.

1.
[●] (the Existing AH Lender) agrees to novate and [●] (the New AH Lender) agrees to accept novation of all the Existing AH Lender's rights and obligations referred to in the Schedule on and from the Effective Date in accordance with Clause 29.4 (Procedure for novations) of the Credit Agreement and Clause 9.3 (Transfers by the Lenders) of the Intercreditor Agreement.

2.
[•] (the Existing AN Lender) agrees to novate and [•] (the New AN Lender) agrees to accept the novation of all the Existing AN Lender's rights and obligations referred to in the Schedule on and from the Effective Date in accordance with Clause 29.4 (Procedure for novations) of the Credit Agreement and Clause 9.3 (Transfers by the Lenders) of the Intercreditor Agreement.

3.
The New AH Lender confirms that it is bound by the terms of the Additional Facility AH Accession Agreement as if it were an original party thereto as an Additional Facility AH Lender and shall acquire the same rights, provide the same consents and assume the same obligations towards the other parties to the Additional Facility AH Accession Agreement as would have been acquired, granted and assumed had the New AH Lender been an original party to the Additional Facility AH Accession Agreement as an Additional Facility AH Lender.

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4.
The New AN Lender confirms that it is bound by the terms of the Additional Facility AN Accession Agreement from the Effective Date as if it were an original party thereto as an Additional Facility AN Lender and shall acquire the same rights, provide the same consents and assume the same obligations towards the other parties to the Additional Facility AN Accession Agreement as would have been acquired, granted and assumed had the New AN Lender been an original party to the Additional Facility AN Accession Agreement as an Additional Facility AN Lender.

5.	For the purposes of this Novation Certificate, “Effective Date” means the date on which the Facility Agent countersigns this certificate.

6.
Each party to this document agrees, the Facility Agent agrees on behalf of each Finance Party, and UPC Broadband Holding B.V. agrees on behalf of each Obligor, that this document is a Novation Certificate notwithstanding that its form is different to that required by the Credit Agreement.

7.	The Facility Office and address for notices of the New Lender for the purposes of Clause 36.2 (Addresses for notices) of the Credit Agreement are set out in the Schedule.

8.	This Novation Certificate is a Finance Document.

9.
This Novation Certificate may be executed in any number of counterparts, and by each party on separate counterparts. Each counterpart is an original, but all counterparts shall together constitute one and the same instrument. Delivery of an executed counterpart signature page of this Novation Certificate by e-mail (PDF) or telecopy shall be as effective as delivery of a manually executed counterpart of this Novation Certificate.

10.	This Novation Certificate and any non-contractual obligations arising out of or in connection with it are governed by English law.

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THE SCHEDULE
Rights and obligations to be novated
EXISTING AH LENDER
Existing AH Lender's Commitment under Additional Facility AH: US $[•]]
Assignee: New AH Lender

EXISTING AN LENDER
Existing AN Lender's Commitment under Additional Facility AN: [US $[•]]
Assignee: New AN Lender

[Facility Office         Address for notices for administrative purposes
Address for notices for credit purposes]

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[The Existing AH Lender], as the Existing AH Lender
By:

Name:

Title:

[The New AH Lender], as the New AH Lender
By:

Name:

Title:

[The Existing AN Lender], as the Existing AN Lender
By:

Name:

Title:

[The New AN Lender], as the New AN Lender
By:
Name:
Title:

UPC BROADBAND HOLDING B.V., as Obligors agent

By:

Name:

Title:

THE BANK OF NOVA SCOTIA, as Facility Agent

By:

Name:

Title:

Date:

The Facility Agent confirms that the Effective Date is the date on which it countersigns this Novation Certificate.

SCHEDULE 4
NOVATION CERTIFICATE (CASH)
To:    The Bank of Nova Scotia as Facility Agent and UPC Financing as Borrower
From:    [THE EXISTING LENDER] and [THE NEW LENDER]
Date [    ]
UPC Broadband Holding B.V. - €1,072,000,000 Term Credit Agreement dated 16 January, 2004 as amended from time to time (the “Credit Agreement”)
We refer to:

(a)	Clause 29.4 (Procedure for novations) of the Credit Agreement;

(b)	Clause 9.3 (Transfers by the Lenders) of the Intercreditor Agreement; and

(c)
the Accession Agreement dated [●] 2016, pursuant to which a US $[●] term loan facility is being made available to the Borrower as an Additional Facility (“Additional Facility AN”) under the Credit Agreement (the “Additional Facility AN Accession Agreement”).

Unless defined in this Novation Certificate, terms defined in the Credit Agreement or, if not defined in the Credit Agreement, the Additional Facility AN Accession Agreement, have the same meaning in the Novation Certificate.

1.
We [●] (the “Existing Lender”) agree to novate and we, [●] (the “New Lender”) agrees to accept novation of all the Existing Lender’s rights and obligations referred to in the Schedule on and from the Effective Date in accordance with Clause 26.3 (Procedure for novation) of the Credit Agreement and Clause 9.3 (Transfers by the Lenders) of the Intercreditor Agreement.

2.
The New Lender confirms that it is bound by the terms of the Additional Facility AN Accession Agreement from the Effective Date as if it were an original party thereto as an Additional Facility AN Lender and shall acquire the same rights grant the same consents and assume the same obligations towards the other parties to the Additional Facility AN Accession Agreement as would have been acquired, granted and assumed had the New Lender been an original party to the Additional Facility AN Accession Agreement as an Additional Facility AN Lender.

3.	For the purpose of this Novation Certificate, “Effective Date” means the date on which the Facility Agent countersigns this certificate.

4.	The Facility Office and address for notices of the New Lender for the purposes of Clause 32.2 (Addresses for notices) are set out in the Schedule.

5.	Each party to this document agrees, the Facility Agent agrees on behalf of each Finance Party, and UPC Broadband Holding B.V. agrees on behalf of each Obligor, that this document is a

Novation Certificate notwithstanding that its form is different to that required by the Credit Agreement.

6.	This Novation Certificate is a Finance Document.

7.
This Novation Certificate may be executed in any number of counterparts, and by each party on separate counterparts. Each counterpart is an original, but all counterparts shall together constitute one and the same instrument. Delivery of an executed counterpart signature page of this Novation Certificate by e-mail (PDF) or telecopy shall be as effective as delivery of a manually executed counterpart of this Novation Certificate.

8.	This Novation Certificate and any non-contractual obligations arising out of or in connection with it are governed by English law.

THE SCHEDULE
Rights and obligations to be novated
EXISTING LENDER
Existing Lender’s Commitment under Additional Facility AN: US $[●]
Assignee: New Lender

[NEW LENDER]
[Facility Office                Address for notices for administrative purposes
Address for notices for credit purposes]

[The Existing Lender], as the Existing Lender
By:
Name:
Title:

[The New Lender], as the New Lender
By:
Name:
Title:

UPC BROADBAND HOLDING B.V., as the Obligors agent
By:
Name:
Title:

THE BANK OF NOVA SCOTIA, as the Facility Agent
By:
Name:
Title:

The Facility Agent confirms that the Effective Date is the date on which it countersigns this Novation Certificate.

SCHEDULE 5
AMENDMENTS, WAIVERS, CONSENTS AND OTHER MODIFICATIONS
All references to Clauses, Paragraphs, Schedules and definitions contained in this Schedule 5 are to Clauses, Paragraphs, Schedules and definitions of the Credit Agreement. All capitalised terms used in this Schedule but not defined shall have the meanings given to such terms in the Credit Agreement.

In this Schedule, references to "recent Liberty precedent" shall be construed to mean any Liberty Global Reference Agreement.

1.
Increase: amend Clause 2 (The Facilities) to provide for the ability to increase Commitments under a Facility by increasing a Lender’s Commitments with that Lender’s consent or by including new Commitments of any bank, financial institution, trust, fund or any other entity selected by UPC Broadband, including (but without limitation) the ability to increase the Commitments in an amount equal to the amount of any commitments cancelled as a result of (i) illegality, or (ii) Commitments cancelled as a result of the relevant Lender becoming a defaulting lender. Amend to permit the Borrower to pay a fee to any increase Lender.

2.
Security and Guarantee Release: amend the relevant provisions of the Credit Agreement (in particular Clauses 29.8 (Additional Obligors), and 19.24 (Share Security)) to provide that, subject to certain thresholds being met no Obligor nor any other member of the Borrower Group is required to provide any Security or guarantee other than (i) Security over the shares that it holds in any Obligor, (ii) Security required under the terms of the Credit Agreement in respect of Subordinated Shareholder Loans, (iii) Security over loans made by Obligors to other members of the Borrower Group in accordance with Clause 19.15 (Loans and guarantees) and (iv) a guarantee from the Obligors under the terms of the Credit Agreement and include a provision to authorise the Security Agent to release any other Security or guarantees other than the aforementioned and to release Security and guarantees in respect of Permitted Disposals and to permit relevant Security to be released if a Guarantor resigns and that guarantors can resign provided that the guarantor coverage test would still be met notwithstanding such release.

3.
Defaulting Lender: include standard defaulting lender provisions used in recent Liberty precedent and/or, to the extent not inconsistent with recent Liberty precedent, the European leverage loan market so as the commitments of a defaulting lender may be cancelled and it will have no rights to vote in respect of such cancelled commitments. Clarify that no commitment fee will be payable to a defaulting lender.

4.
Assignments / Transfers of Lenders: clarify that the Borrower should have the right to withhold consent in respect of an assignment/transfer of any revolving credit facility to an entity which is not a lender under a revolving facility to the wider Liberty group (subject to no consent being required in the case of transfers to other Lenders or affiliates of Lenders or following an event of default which is continuing). There should be no unreasonableness or delay qualifier on this right (in respect of any revolving credit facility only) and no deemed consent concept.

5.	Amendments:

(a)
amend Clause 28 (Amendments and waivers) to introduce a class exception, whereby any amendment or waiver that relates only to the rights or obligations of a particular utilisation or Facility and does not materially and adversely affect the rights or interests of Lenders in respect of other utilisations or Facilities only requires the consent of the relevant proportion of Lenders participating in such Utilisation or Facility;

(b)
amend Clause 28.2 (Exceptions) to require the consent of affected Lenders only and not all Lenders (and make any consequential changes by amending for example, all references to matters requiring all Lender consent to only requiring affected Lender consent);

(c)
include a new paragraph (e) to Clause 28.2 (Exceptions), to permit the Facility Agent to make technical, minor, operational and OID amendments without consent from any Lenders, on terms consistent with recent Liberty precedent as at the date of this Additional Facility AN Accession Agreement;

(d)
include a new clause 28.5 (Calculation of Consent), such that where a request for a waiver of, or an amendment to, any provision of any Finance Document has been sent by the Facility Agent to the Lenders at the request of an Obligor, each Lender that does not respond to such request for waiver or amendment within 10 Business Days after receipt by it of such request (or within such longer period as the Facility Agent and UPC Broadband shall specify), shall be excluded from the calculation in determining whether the requisite level of consent to such waiver or amendment was granted; and

(e)
include a new paragraph (f) of Clause 28.2 (Exceptions) such that the release of guarantees and security under the Finance Documents (and not in accordance with the Finance Documents) requires the consent of affected Lenders whose undrawn Commitments and participations are greater than 90 per cent. of all undrawn Commitments and participations and delete paragraph (a)(x) of Clause 28.2 (Exceptions).

6.
Non-consenting Lenders: include a provision whereby if 80 per cent. of affected Lenders have consented to a request for an amendment or waiver, UPC Broadband may elect to replace any Lender that has not consented to such request by procuring that its relevant Commitments are acquired at par in accordance with the provisions in recent Liberty precedent.

SCHEDULE 6
FURTHER AMENDMENTS, WAIVERS, CONSENTS AND OTHER MODIFICATIONS
All references to Clauses, Paragraphs, Schedules and definitions contained in this Schedule 6 are to Clauses, Paragraphs, Schedules and definitions of the Credit Agreement. All capitalised terms used in this Schedule but not defined shall have the meanings given to such terms in the Credit Agreement.
In this Schedule, references to "recent Liberty precedent" shall be construed to mean any Liberty Global Reference Agreement.

1.	Financial Indebtedness: amend the definition of Financial Indebtedness as follows:

(a)	deleting paragraph (d) in relation to receivables sold or discounted; and
(b)    by excluding the following items from the definition:

(i)	receivables sold or discounted, whether recourse or non-recourse; and

(ii)	any payments for assets acquired or services supplied which are deferred.

2.
Asset Securitisation Subsidiary: amend the Credit Agreement to include (i) an ability to carry out internal corporate reorganizations reasonably required in connection with, or to effect, any asset securitisation programme or a receivables factoring transaction, (ii) without limiting any of the foregoing, any other amendments reasonably necessary to permit or effect, or in connection with, any asset securitisation programme or receivables factoring transaction and (iii) an ability to undertake an asset securitisation programme or receivables factoring transaction using a deferred purchase price structure i.e. so as “receivables” are deemed to include notes received from a purchaser and other amounts payable over time, including amounts payable pursuant to financing or operating leases.

3.	Permitted Disposals: amend the definition of Permitted Disposal to include in addition to the existing “Permitted Disposals”:

(a)
instead of paragraph (xxii), any disposal of real property if the fair market value in any financial year does not exceed the greater of €250,000,000 and 5% of Total Assets (with unused amounts in any financial year being carried over to the next succeeding financial year subject to a maximum of the greater of €250,000,000 million and 5% of Total Assets of carried over amounts for any financial year);

(b)
instead of paragraph (xiii), any disposition of assets to a person who is providing services related to such assets, the provision of which have been or are to be outsourced by UPC Broadband or any member of the Borrower Group to such person;

(c)	any disposal of the share capital of, or an interest in, any person which is not a member of the Borrower Group; and

(d)	disposals of assets permitted by sub-paragraph (c)(iii) of Clause 19.14 (Restricted Payments).

4.
Permitted Payments: amend (i) paragraph (a) of Clause 19.14 (Restricted Payments) to delete the words “or enter into any transaction with a Restricted Person other than on bona fide arm’s length commercial terms or on terms which are fair and reasonable and in the best interests of the Borrower Group.” and (ii) paragraph (c)(iv) of Clause 19.14 (Restricted Payments) to delete the words “paid by UPC Broadband or any Permitted Affiliate Parent in respect of its share capital”.

5.
Permitted Security: amend Clause 19.8 (Negative Pledge) as follows to add an additional limb in paragraph (c) to include any Security Interest on (a) proceeds from the offering of any debt securities or other Financial Indebtedness (and accrued interest thereon) paid into escrow accounts with an independent escrow agent on the date of the applicable offering or incurrence pursuant to escrow arrangements that permit the release of amounts on deposit in such escrow accounts upon satisfaction of certain conditions or the occurrence of certain events for the benefit of the related holders of debt securities or other Financial Indebtedness (or the underwriters or arrangers thereof) or (b) cash set aside at the time of the incurrence of any Financial Indebtedness or government securities purchased with such cash, in either case, to the extent such cash or government securities prefund the payment of interest on such Financial Indebtedness and are held in escrow accounts or similar arrangement to be applied for such purpose.

6.
Revolving Facility Excluded Amount: amend the definition of Revolving Facility Excluded Amount such that it means the greater of (1) €350,000,000 (or its equivalent in other currencies) and (2) 0.25 multiplied by Annualised EBITDA.

7.
Intra-Group Services: include a new definition of Intra-Group Services but delete the reference to “IT” and replace it with a reference to “branding, marketing, network, technology, research and development, installation and customer service,”.

8.
Wholly-owned Subsidiary: include a new definition of “wholly-owned Subsidiary” to provide carve outs for (a) directors’ qualifying shares or an immaterial amount of shares required to be owned by other persons pursuant to applicable law, regulation or to ensure limited liability and (b) in the case of an asset securitization subsidiary, shares held by a person that is not an Affiliate of UPC Broadband solely for the purpose of permitting such person (or such person’s designee) to vote with respect to customary major events with respect to such asset securitization subsidiary, including without limitation the institution of bankruptcy, insolvency or other similar proceedings, any merger or dissolution, and any change in charter documents or other customary events).

9.
Change in Accounting Principles: amend the Credit Agreement to clarify that in the event of any changes to accounting policies, practices or procedures resulting from UPC Broadband’s decision to adopt IFRS or GAAP (as applicable), if UPC Broadband wishes not to prepare additional information in the form of a statement with reasonable detail confirming that the relevant changes would have no effect on the operation of the ratios set out in Clause 20.2 (Financial ratios) (the Additional Information) for each set of financial information, UPC Broadband may provide the Facility Agent with a confirmation that (i) the ratios set out in Clause 20.2 (Financial ratios) can be tested on a substantially equivalent basis or (ii) that there will be no material effect on the operation of the ratios set out in Clause 20.2 (Financial ratios), following the adoption of IFRS or GAAP (as applicable) without the need for any amendments to such ratios or the financial definitions set out in Clause 20.1 (Financial definitions) and if the Facility Agent (acting on the instructions of the Majority Lenders) has not objected (acting reasonably) within 60 days of the date of such confirmation, UPC Broadband will no longer have to provide the Additional Information for each set of financial information.

10.
Second Lien: amend the Finance Documents to permit UPC Broadband to incur and secure Financial Indebtedness on a second lien ranking basis provided that (other than in the case of a refinancing of other secured Financial Indebtedness in the same or a lesser principal amount) the Total Debt to Annualised EBITDA ratio on a pro forma basis would not be greater than 5.50:1.00 and provided that such Financial Indebtedness is subject to an intercreditor agreement on terms satisfactory to the Facility Agent and the Security Agent (in each case, acting reasonably) and, where the rights of the holders of such Financial Indebtedness will be contractually subordinated to the rights of the Lenders, on terms comparable to the intercreditor agreement that relates to the Liberty Global Reference Agreement referenced under paragraph (iii) of the definition of “Liberty Global Reference Agreements” with such adjustments and amendments agreed between UPC Broadband, the Security Agent and the Facility Agent (acting reasonably in each case).

11.
New Reporting Entity: amend Clause 19.2 (Financial information) to provide that the relevant financial statements may be provided by any Holding Company of UPC Broadband (the Reporting Entity) instead of UPC Broadband Holdco, in each case, provided that a reconciliation is given showing the necessary adjustments to the financial statements of the Reporting Entity to derive financial information applicable to the Borrower Group.

12.
Ancillary Facilities: ensure that the Credit Agreement provides that (i) a date specified in a conversion notice as the effective date for an ancillary facility commitment may be a date not less than 3 Business Days after the date such conversion notice is received by the Facility Agent, (ii) any proposed increase or reduction or extension of the ancillary facility commitment shall only take effect from a date not less than 3 Business Days after the date the Facility Agent has received notice of the relevant modification or variation or extension and (iii) an ancillary facility lender may demand repayment or prepayment of any amounts under its ancillary facility if the ancillary facility outstandings under that ancillary facility can be repaid by a revolving facility advance (and not less than 7 Business Days notice (or such shorter period as agreed to by UPC Broadband) is given to the relevant Borrower before payment becomes due).

13.
Financial Covenants: amend the definition of EBITDA, so that, at UPC Broadband’s option, it may include (i) the amount of loss on the sale or transfer of any assets in connection with an asset securitisation programme, receivables factoring transaction or other receivables transaction and/or (ii) any gross margin (revenue minus cost of goods sold) recognised by any Affiliate of UPC Broadband in relation to the sale of goods and services relating to the Business, as add backs to that definition.

14.
Unrestricted Subsidiary: amend the definition of Unrestricted Subsidiary to provide that it means each Subsidiary of UPC Broadband that is not an Obligor and which is designated by UPC Broadband in writing as an Unrestricted Subsidiary (and such that there is no requirement to ensure that such entity’s acquisition cost and on-going funding requirements are not funded directly or indirectly (in whole or in part) by any member of the Borrower Group by way of drawings under the Facilities).

15.
Holding Company Expenses: amend the Credit Agreement to provide that the definition of holding company expenses (as defined in accordance with recent Liberty precedents) includes Liberty Global plc and its direct and indirect subsidiaries as the relevant holding companies instead of the direct or indirect holding companies of members of the Borrower Group.

16.
Permitted Acquisitions and Permitted Joint Ventures: amend the credit agreement (i) to delete paragraphs (b)(i) and (b)(ii) of each of the definition of Permitted Acquisition and the definition of Permitted Joint Venture and to add a condition that the business of the acquired entity or the business acquired, as the case may be, is substantially of the same nature as that set out in the definition of Business, (ii) increase the de minimis threshold in paragraph (b)(iv) of each of the definition of Permitted Acquisition and the definition of Permitted Joint Venture to refer to €250,000,000 as the threshold amount rather than €40,000,000 (but excluding from the Acquisition Cost for these purposes any consideration to be paid in cash other than the proceeds of a Utilisation of an Additional Facility or any other incurrence of debt that ranks pari passu in right of payment with the Facilities under the Intercreditor Agreement as amended) and to extend the period of time for UPC Broadband to deliver the relevant certificate to the Facility Agent from 15 to 60 days and (iii) delete Clause 4.4 (Deferred Acquisition Costs).

SCHEDULE 7

ADDITIONAL AMENDMENTS, WAIVERS, CONSENTS AND OTHER MODIFICATIONS
All references to Clauses, Paragraphs, Schedules and definitions contained in this Schedule 7 are to Clauses, Paragraphs, Schedules and definitions of the Credit Agreement. All capitalised terms used in this Schedule but not defined shall have the meanings given to such terms in the Credit Agreement.
In this Schedule, references to “recent Liberty precedent” shall be construed to mean any Liberty Global Reference Agreement.

1.
Transfers: amend clause 29.3 (Transfers by Lenders) of the Credit Agreement (including as amended by paragraph 5 of Schedule 5 (Amendments, waivers, consents and other modifications)) to provide that the consent of UPC Broadband or a Borrower is not required for any assignment, transfer or novation by a Lender if an Event of Default is outstanding pursuant to any of clauses 21.2 (Non-payment), 21.6 (Insolvency), 21.7 (Insolvency Proceedings), 21.9 (Creditors’ Process) or 21.10 (Similar Proceedings) only (rather than if any Event of Default is outstanding).

2.	Negative Pledge: amend clause 19.8 (Negative Pledge) such that:

(a)	paragraph (a) provides for a restriction on securing or preferring any present or future Financial Indebtedness as defined in the Credit Agreement rather than “indebtedness”; and

(b)
in the event that any Security Interest meets the criteria of more than one of the types of Permitted Security Interest described in the paragraphs of the definition of “Permitted Security Interest”, UPC Broadband, in its sole discretion, shall be entitled to classify such Security Interest on the date such Security Interest subsists, arises, is created or extended and shall only be required to include such Security Interest under one of such paragraphs and will be permitted on the date such Security Interest subsists, arises, is created or extended to divide and classify such Security Interest in more than one of the types of Security Interest described in such paragraphs, and, from time to time, may reclassify all or a portion of such Security Interest, in any manner that complies with that covenant in Clause 19.8 (Negative Pledge); and

(c)	paragraph (c) is deleted.

3.	Change of Control: amend clauses 10.4(a)(i) and 10.4(a)(iv) (Mandatory Prepayment – Change of Control) of the Credit Agreement to provide that:

(a)	the liquidation on a solvent basis of a Permitted Affiliate Holdco will not trigger a change of control provided that:

(i)
100% of the shares in the Permitted Affiliate Parent continue to be pledged in favour of the Finance Parties on a first ranking basis without any material adverse effect on the interests of the Finance Parties;

(ii)	the successor Permitted Affiliate Holdco is not organised in a jurisdiction that results in a materially adverse effect on the ability of the Finance Parties to enforce the share pledge; and

(iii)	the successor Permitted Affiliate Holdco will be the sole shareholder of the Permitted Affiliate Parent; and

(b)
any sale of 100% of the shares in a Permitted Affiliate Parent by a Permitted Affiliate Holdco will not trigger a change of control provided that such sale of shares falls within one or more of the paragraphs of the definition of Permitted Disposal.

4.	Outstanding L/C Amounts: delete paragraph (b) in the definition of Outstanding L/C Amount.

5.	Financial Indebtedness: amend the definition of Financial Indebtedness:

(a)	such that:

(i)
it excludes indebtedness of any member of the Borrower Group, in respect of which the person or persons to whom such indebtedness is or may be owed has or have no recourse whatsoever to any member of the Borrower Group for any payment or repayment in respect thereof: (x) other than recourse to such member of the Borrower Group which is limited solely to the amount of any recoveries made on the enforcement of any Security Interests securing such indebtedness or in respect of any other disposition or realization of the assets underlying such indebtedness; and (y) provided that such person or persons are not entitled, pursuant to the terms of any agreement evidencing any right or claim arising out of or in connection with such indebtedness, to commence proceedings for the winding up, dissolution or administration of any member of the Borrower Group (or proceedings having an equivalent effect) or to appoint or procure the appointment of any receiver, trustee or similar person or officer in respect of any member of the Borrower Group or any of its assets until after the Commitments have been reduced to zero and all amounts outstanding under the Finance Documents have been repaid or paid in full; and (z) provided further that the principal amount of all indebtedness incurred and then outstanding pursuant to this paragraph does not exceed the greater of (A) €100.0 million and (B) 3.0% of Total Assets;

(ii)	limb (ii) is amended to include indebtedness which is in the nature of equity derivatives;

(iii)	limb (iii) is amended to include any other deferred or prepaid revenue;

(iv)	it excludes any pension obligations and any obligation under employee plans or employment agreements;

(v)	it excludes in addition to payments as set out in paragraph 1(b)(ii) of Schedule 6, liabilities (not just payments) for assets acquired or services supplied which are deferred; and

(b)
to delete paragraph (e) in respect of any other transaction (including without limitation forward sale or purchase agreements) having the commercial effect of a borrowing or raising of money or any of (b) to (d) therein.

6.	Limited Condition Transaction: amend:

(a)
clause 4.2 of the Credit Agreement to (i) provide that the relevant Additional Facility Lenders may amend or waive any of the conditions at paragraph (b) of clause 4.2 in relation to any Advance under a relevant Additional Facility requested in relation to any redemption, repurchase, defeasance, satisfaction and discharge or repayment of Financial Indebtedness requiring irrevocable notice in advance of such redemption, repurchase, defeasance, satisfaction and discharge or repayment and (ii) provide that the drawstop if Events of Default under Clause 21.2 (Non-payment) or Clauses 21.6 (Insolvency) to 21.10 (Similar proceedings) are continuing can also be amended or waived by the relevant Additional Facility Lenders under that Additional Facility; and

(b)
the Credit Agreement to provide for a ‘Limited Condition Transaction’ concept in accordance with recent Liberty precedent, including such that (i) for purposes of determining compliance with any provision of the Credit Agreement which requires that no Default or Event of Default, as applicable, has occurred or would result from any action in relation to a Limited Condition Transaction such condition shall, at the option of UPC Broadband, be deemed satisfied, so long as no Default or Event of Default exists on the date the definitive agreement (or other relevant definitive documentation) for such Limited Condition Transaction is entered into (for the avoidance of doubt, if UPC Broadband, has exercised its option under (i) and any Default or Event of Default occurs following the date such definitive agreement for a Limited Condition Transaction is entered into and prior to the consummation of such Limited Condition Transaction, any such Default or Event of Default shall be deemed to not have occurred or be continuing for purposes of determining whether any action being taken in connection with such Limited Condition Transaction is permitted hereunder) and (ii) the date of determination of whether any Limited Condition Transaction is permitted shall be deemed to be the date the definitive agreement (or other relevant definitive documentation) for such Limited Condition Transaction is entered into (or, at the election of UPC Broadband, the date of consummation of the Limited Condition Transaction provided that any test shall be assessed on a pro forma basis).

7.
Additional Facility Incurrence: delete Clause 4.3 (Pro forma covenant compliance) of the Credit Agreement and amend Clause 2.1 (Additional Facilities) of the Credit Agreement to provide for a condition that the aggregate principal amount of any proposed Additional Facility does not exceed the aggregate of the sum of (i) an unlimited amount, so long as on the date of such incurrence and after giving effect to the making of any Additional Facility (assuming a borrowing of the maximum number of Advances available under any such Additional Facility being incurred and no netting of cash proceeds of any such Additional Facility being incurred) pursuant to such Additional Facility on a pro forma basis, Senior Net Debt to Annualised EBITDA is equal to or less than 4.50:1, (ii) if the proceeds of the Additional Facility are being used to refinance existing indebtedness that ranks pari passu or senior in right of security to the Facilities, an amount equal to the accrued interest, premiums and other amounts owing or paid relating to such existing indebtedness together with related fees and expenses and (iii) the general basket for Permitted Financial Indebtedness (being paragraph (b)(xxiv) of the definition of Permitted Financial Indebtedness on the date of this Agreement) (the “Additional Facility Cap”) provided, that (x) any Additional Facility may be incurred under any of the above sub-paragraphs as selected by UPC Broadband, in its sole discretion, (y) UPC Broadband may elect to incur Additional Facilities under sub-paragraph (i) prior to using amounts available under sub-paragraph (iii) and (z) amounts incurred pursuant to sub-

paragraph (iii) substantially concurrently with amounts incurred pursuant to sub-paragraph (i) will not count as Financial Indebtedness for purposes of calculating Senior Net Debt.

8.
Refinancing Indebtedness: amend the Credit Agreement to provide for a Refinancing Amendment concept in accordance with clause 2.15 of the Liberty Global Reference Agreement referred to at limb (viii) of that definition to permit, with the consent of UPC Broadband and the Facility Agent only, amendments to the Finance Documents, to create new Commitments to be established in exchange for, or to extend, renew, replace, repurchase, retire or refinance, in whole or in part, existing Advances or Commitments provided that if the new Advances under the new Commitments do not rank equal to or junior to the existing Advances or Commitments to be refinanced the principal amount of such new Advances does not exceed the Additional Facilities Cap.

9.	Permitted Payment: amend the definition of Permitted Payment to include the following additional limbs in addition to the existing “Permitted Payments”:

(a)	Receivables Fees;

(b)
any purchase of receivables pursuant to any obligation of a seller of receivables in an asset securitisation programme or receivables factoring transaction to repurchase receivables arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, offset or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller in connection with an asset securitisation programme or receivables factoring transaction; and

(c)
any payment for financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including without limitation in connection with loans, capital market transactions, hedging and other derivative transactions, acquisitions or divestitures, which payments are approved by a majority of the members of the board of directors of UPC Broadband or a Permitted Affiliate Parent.

“Receivables Fees” means reasonable distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a person that is not an Asset Securitisation Subsidiary in connection with, any asset securitisation programme or receivables factoring transaction.

10.	EBITDA: amend the definition of EBITDA in Clause 20.1 (Financial definitions), so that, at UPC Broadband’s option, it may include the following as an add back to that definition:

(a)	Receivables Fees; and

(b)	any charges or costs in relation to any long-term incentive plan and any interest component of pension or post-retirement benefits schemes.

11.
Regulatory Authority Disposal: amend the proviso to the definition of Regulatory Authority Disposal to provide that such a disposal can also be made in response to concerns raised by a regulatory authority or a court of competent jurisdiction.

12.	Credit Facility Excluded Amount: amend the Credit Agreement:

(a)
at paragraph (e) of the definition of Senior Debt such that it relates to amounts incurred under any Permitted Credit Facility (as defined below), and not just an incurrence under a Revolving Facility; and

(b)
at paragraph (c)(xxvi) of the definition of Permitted Payment such that the basket is replenished by amounts prepaid or repaid under any Permitted Credit Facility (notwithstanding any further advance under any Permitted Credit Facility) and not just the repayment or prepayment of a Revolving Facility.

“Permitted Credit Facility” means one or more of any Facility or any other debt facilities or arrangements that may be entered into by any member of the Borrower Group providing for credit loans, letters of credit or other indebtedness or other advances, in each case, incurred in compliance with the Credit Agreement.

13.	Permitted Security: amend the definition of “Permitted Security Interest” to include in addition to the existing “Permitted Security Interests”:

(a)
Security Interests on receivables and any assets related thereto including, without limitation, all Security Interests securing such receivables, all contracts and all guarantees or other obligations in respect of such accounts receivable, the proceeds of such receivables and other assets which are customarily transferred, or in respect of which Security Interests are customarily granted, in connection with asset securitisations involving receivables and any hedging obligations entered into by any member of the Borrower Group in connection with such receivables that arise in connection with an asset securitisation programme or receivables factoring transactions, and Security Interests on investments in Asset Securitisation Subsidiaries;

(b)
Security Interests in respect of (i) any facilities or services related to cash management, cash pooling, treasury, depository, overdraft, credit or debit card, p-cards (including purchasing cards or commercial cards), electronic funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade financial services or other cash management and cash pooling arrangements and (ii) daylight exposures of the Borrower Group in respect of banking and treasury arrangements entered into in the ordinary course of business;

(c)
Security Interests on Cash, Cash Equivalent Investments or other property arising in connection with the defeasance, discharge or redemption of indebtedness; provided that such defeasance, discharge or redemption is permitted hereunder;

(d)
Security Interests or any other matters of record that have been placed by any government, statutory or regulatory authority, developer, landlord or other third party on property or assets over which any member of the Borrower Group has easement rights or on any leased property and subordination or similar arrangements relating thereto (including, without limitation, the right reserved to or vested in any governmental authority by the terms of any lease, license, franchise, grant or permit acquired by that member of the Borrower Group or by any statutory provision to terminate any such lease, license, franchise, grant or permit, or to require annual or other payments as a condition to the continuance thereof);

(e)	any Security Interest in respect of any condemnation or eminent domain proceedings affecting any real property;

(f)
Security Interests securing hedging obligations so long as the related Financial Indebtedness is, and is permitted to be incurred under the Credit Agreement, secured by a Security Interest on the same property securing such hedging obligation;

(g)
Security Interests (i) encumbering reasonable customary initial deposits and margin deposits and similar Security Interests attaching to brokerage accounts incurred in the ordinary course of business and not for speculative purposes or (ii) deposits made in the ordinary course of business to secure liability to insurance carriers;

(h)	Security Interests in respect of the ownership interests in, or assets owned by, any joint ventures or similar arrangements securing obligations of such joint ventures or similar agreements;

(i)	Security Interests on equipment of any member of the Borrower Group granted in the ordinary course of business to a client of that member of the Borrower Group at which such equipment is located;

(j)
any Security Interest in respect of subdivision agreements, site plan control agreements, development agreements, servicing agreements, cost sharing, reciprocal and other similar agreements with municipal and other governmental authorities affecting the development, servicing or use of a property; provided the same are complied with in all material respects except as such non-compliance does not interfere in any material respect as determined in good faith by UPC Broadband with the business of the Borrower Group taken as a whole;

(k)
any Security Interest in respect of facility cost sharing, servicing, reciprocal or other similar agreements related to the use and/or operation a property in the ordinary course of business; provided the same are complied with in all material respects; and

(l)
any Security Interest in respect of deemed trusts created by operation of law in respect of amounts which are (i) not yet due and payable, (ii) immaterial, (iii) being contested in good faith and by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP or (iv) unpaid due to inadvertence after exercising due diligence.

14.	Permitted Disposal: amend the definition of Permitted Disposal to include in addition to the existing “Permitted Disposals”:

(a)
disposals of assets related to accounts receivable subject to a Permitted Disposal including, without limitation, all Security Interests securing such receivables, all contracts and all guarantees or other obligations in respect of such accounts receivable, the proceeds of such receivables and other assets which are customarily transferred or in respect of which Security Interests are customarily granted in connection with asset securitization programmes or receivables factoring transactions involving receivables and any hedging obligations entered into by any member of the Borrower Group in connection with such accounts receivable;

(b)
disposals of assets (or a fractional undivided interest therein) related to receivables permitted to be disposed of in connection with an asset securitisation programme or receivables factoring transactions including, without limitation, all Security Interests securing such receivables, all contracts and all guarantees or other obligations in respect of such receivables, the proceeds of such receivables and other assets which are customarily transferred, or in respect of which security interests are customarily granted, in connection with an asset securitisation involving receivables and any hedging obligations entered into in connection with such receivables;

(c)
disposals of investments in joint ventures to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding agreements provided that any cash or Cash Equivalent Investments received in such disposition is applied in accordance with Clause 10.5 (Mandatory Prepayment from Disposal Proceeds);

(d)
disposals with respect to property built, repaired, improved, owned or otherwise acquired by a member of the Borrower Group pursuant to customary sale and lease-back transactions, asset securitizations and other similar financings permitted by the Credit Agreement;

(e)
disposals of contractual arrangements under long-term contracts with customers entered into by a member of the Borrower Group in the ordinary course of business which are treated as sales for accounting purposes; provided that there is no transfer of title in connection with such contractual arrangement;

(f)
disposals consisting of the assignment, licensing or sublicensing of intellectual property or other general intangibles and assignments, licenses, sublicenses, leases or subleases of spectrum or other property; and

(g)	any disposal made in respect of a Permitted Payment other than a Permitted Payment made pursuant to paragraph (c)(ix) of the definition of Permitted Payment.

15.	Permitted Loan: amend Clause 19.15 (Loans and Guarantees) of the Credit Agreement to include:

(a)	advances in the form of a prepayment of expenses, so long as such expenses are being paid in accordance with customary trade terms of the relevant member of the Borrower Group;

(b)
loans made, credit granted or guarantees given or the entry into any transaction having the effect of lending money by any member of the Borrower Group to any joint venture in connection with intercompany cash management arrangements or related activities arising in the ordinary course of business;

(c)
loans made, credit granted, guarantees given or the entry into any transaction having the effect of lending money by any member of the Borrower Group constituting (i) facilities or services related to cash management, cash pooling, treasury, depository, overdraft, credit or debit card, p-cards (including purchasing cards or commercial cards), electronic funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade financial services or other cash management and cash pooling arrangements and (ii) daylight exposures of any member of the Borrower Group in respect of banking and treasury arrangements entered into in the ordinary course of business;

(d)	other than in respect of Financial Indebtedness, guarantees given by persons or undertakings acquired pursuant to a Permitted Acquisition; and

(e)	any deferred consideration on Permitted Disposals up to 25 per cent. of the sale consideration.

16.	Permitted Financial Indebtedness: amend the definition of Permitted Financial Indebtedness to in addition to the existing “Permitted Financial Indebtedness” include:

(a)
Financial Indebtedness incurred constituting reimbursement obligations with respect to letters of credit issued and bank guarantees in the ordinary course of business provided to lessors of real property or otherwise in connection with the leasing of real property and letters of credit in connection with the maintenance of, or pursuant to the requirements of, environmental or other permits or licenses in respect of any government requirement, or other Financial Indebtedness with respect to reimbursement type obligations regarding the foregoing; provided, however, that upon the drawing of such letters of credit or the incurrence of such Financial Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence; and

(b)
Financial Indebtedness arising from (i) facilities or services related to cash management, cash pooling, treasury, depository, overdraft, credit or debit card, p-cards (including purchasing cards or commercial cards), electronic funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade financial services or other cash management and cash pooling arrangements and (ii) daylight exposures of any member of the Borrower Group in respect of banking and treasury arrangements entered into in the ordinary course of business.

17.	Cash Equivalent Investments: delete and replace the definition of Cash Equivalent Investments so that it means:

(a)
securities or obligations issued, insured or unconditionally guaranteed by the United States government, the government of the United Kingdom, the relevant member state of the European Union (each, a “Qualified Country”) or any agency or instrumentality thereof, in each case having maturities of not more than 24 months from the date of acquisition thereof;

(b)
securities or obligations issued by any Qualified Country, or any political subdivision of any such Qualified Country, or any public instrumentality thereof, having maturities of not more than 24 months from the date of acquisition thereof and, at the time of acquisition, having an investment grade rating generally obtainable from either Standard & Poor’s or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, then from another nationally recognized rating service);

(c)	commercial paper issued by any Lender or any bank holding company owning any Lender;

(d)
commercial paper maturing no more than 12 months after the date of acquisition thereof and, at the time of acquisition, having a rating of at least A-2 or P-2 from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized rating service);

(e)
time deposits, eurodollar time deposits, bank deposits, certificates of deposit or bankers’ acceptances maturing no more than two years after the date of acquisition thereof issued by any Lender or any other bank or trust company (x) having combined capital and surplus of not less than $250.0 million in the case of U.S. banks and $100.0 million (or the U.S. Dollar equivalent thereof) in the case of non-U.S. banks or (y) the long-term debt of which is rated at the time of acquisition thereof at least “A-” or the equivalent thereof by Standard & Poor’s Ratings Services, or “A-” or the equivalent thereof by Moody’s Investors Service, Inc. (or if at the time neither is issuing comparable ratings, then a comparable rating of another nationally recognized rating agency);

(f)
auction rate securities rated at least Aa3 by Moody’s and AA- by S&P (or, if at any time either S&P or Moody’s shall not be rating such obligations, an equivalent rating from another nationally recognized rating service);

(g)
repurchase agreements or obligations with a term of not more than 30 days for underlying securities of the types described in clauses (a), (b) and (e) above entered into with any bank meeting the qualifications specified in clause (e) above or securities dealers of recognized national standing;

(h)
marketable short-term money market and similar funds (x) either having assets in excess of $250.0 million (or U.S. Dollar equivalent thereof) or (y) having a rating of at least A-2 or P-2 from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized rating service in the United States);

(i)	interests in investment companies or money market funds, 95% the investments of which are one or more of the types of assets or instruments described in clauses (a) through (h) above;

(j)	any other debt security approved by the Majority Lenders;

(k)
any other investments used by UPC Broadband, any Permitted Affiliate Parent or any member of the Borrower Group as temporary investments permitted by the Facility Agent in writing in its sole discretion; and

(l)
in the case of investments by UPC Broadband, any Permitted Affiliate Parent or any member of the Borrower Group organized or located in a jurisdiction other than the United States or a member state of the European Union (or any political subdivision or territory thereof), or in the case of investments made in a country outside the United States, other customarily utilized high-quality investments in the country where such member of the Borrower Group is organized or located or in which such investment is made, all as conclusively determined in good faith by UPC Broadband.

18.
Deletion of Maintenance Covenants: amend the Credit Agreement to provide that the maintenance covenants at Clause 20.2 (Financial ratios) are deleted and that the certificate required to be delivered under paragraph (a)(iii)(B) of Clause 19.2 (Financial information) does not need to be supplied to the Facility Agent.

19.	New RCF Maintenance Covenant: amend the Credit Agreement to provide that:

(a)	a maintenance covenant is included at Clause 20.2 (Financial ratios) which is:

(i)	only for the benefit of Lenders under each Revolving Facility designated to have the benefit of the maintenance covenant by UPC Broadband; and

(ii)
only tested in the event that on the last day of a ratio period the aggregate of the loans and letters of credit (other than letters of credit that are cash collateralized or undrawn) outstanding under the Revolving Facilities and the net indebtedness under each Ancillary Facility exceeds an amount equal to 33 1/3% of the aggregate of the total commitments under the Revolving Facilities and each Ancillary Facility; and

(iii)
set at a financial ratio level agreed between UPC Broadband and Lenders whose Commitments exceed 50% of the aggregate of the Commitments under all Revolving Facilities designated to have the benefit of the maintenance covenant by UPC Broadband;

(b)
if the maintenance covenant at Clause 20.2 (Financial ratios) does not need to be tested for any Ratio Period as a result of paragraph (a)(ii) above, the certificate required to be delivered under Clause 19.2(a)(iii)(B) (Financial Information) does not need to be supplied to the Facility Agent;

(c)
a new definition of “Composite Revolving Facility Instructing Group” is included which shall consist of a Lender or Lenders whose Revolving Facility Commitments in respect of Revolving Facilities designated to have the benefit of the maintenance covenant by UPC Broadband amount in aggregate to more than 50% of the total Revolving Facility Commitments in respect of Revolving Facilities designated to have the benefit of the maintenance covenant by UPC Broadband calculated in accordance with paragraph 6(d) of Schedule 5 and not taking into account Commitments in respect of which a cancellation notice has been issued;

(d)
following a breach of Clause 20.2 (Financial ratios), subject to the expiry of the cure period in accordance with Clause 20.4 (Cure provisions), (i) the Facility Agent shall, if instructed by the Composite Revolving Facility Instructing Group, take acceleration action in respect of the Revolving Facilities designated to have the benefit of the maintenance covenant by UPC Broadband in accordance with recent Liberty precedent, (ii) there shall be a drawstop in relation to future Utilisations of the Revolving Facilities designated to have the benefit of the maintenance covenant by UPC Broadband (other than in respect of Rollover Advances) and (iii) there shall be an Event of Default continuing (A) for the purposes of the undertakings in the Credit Agreement (including any defined terms when used in the undertakings clause in the Credit Agreement) and (B) in connection with any other provision of the Credit Agreement with respect to any Lender or Lenders under the Revolving Facilities designated to have the benefit of the maintenance covenant by UPC Broadband only;

(e)	an Event of Default will be triggered if the Composite Revolving Facility Instructing Group gives a direction to the Facility Agent in accordance with the new acceleration clause at (d) above; and

(f)
amendments and waivers of Clause 20.2 (Financial ratios) to 20.4 (Cure provisions) and the new acceleration clause at (d) above shall only be made with the consent of UPC Broadband and the Composite Revolving Facility Instructing Group and shall not require the consent of any other Finance Party.

20.	Joint Venture Parent: amend the definition of:

(a)	Ultimate Parent to provide that (i) upon consummation of a Spin-Off, the “Ultimate Parent” will mean the Spin Parent and its successors and (ii) upon consummation of a

Parent Joint Venture Transaction (as defined below), “Ultimate Parent” will mean each of the ultimate Holding Company entities of the Parent Joint Venture Holders (as defined below) and their successors;

(b)
Wider Group to provide that upon the consummation of a Parent Joint Venture Transaction, “Wider Group” includes each of the ultimate Holding Company entities of the Parent Joint Venture Holders, the Joint Venture Parent, the Parent Joint Venture Holders and, in each case, their successors and their Subsidiaries;

(c)
Holding Company Expenses to include references to any Joint Venture Parent, any Subsidiary of the Joint Venture Parent and any Parent Joint Venture Holders and the ultimate Holding Company entities of the Parent Joint Venture Holders and their successors and their Subsidiaries following any Parent Joint Venture Transaction in each paragraph of that definition;

(d)
Management Fees such that they include any management, consultancy or similar fees payable by any member of the Borrower Group to any Joint Venture Parent, any Subsidiary of the Joint Venture Parent and any Parent Joint Venture Holders following any Parent Joint Venture Transaction; and

(e)
Restricted Person such that it includes references to any Joint Venture Parent, any Subsidiary of the Joint Venture Parent and any Parent Joint Venture Holders following any Parent Joint Venture Transaction.

“Joint Venture Parent” means the joint venture entity formed in a Parent Joint Venture Transaction.
“Parent Joint Venture Transaction” means a transaction pursuant to which a joint venture is formed by the contribution of some or all of the assets of a Holding Company of any member of the Borrower Group or issuance or sale of shares of a Holding Company of any member of the Borrower Group to one or more entities which are not Affiliates of the Ultimate Parent.
“Parent Joint Venture Holders” means the holders of the share capital of the Joint Venture Parent (as defined above).

21.
Hedging Bank: amend the definition of Senior Hedging Bank and High Yield Hedging Bank in Clause 1.1 (Definitions) to remove the requirement that such a person is a Lender or an Affiliate of a Lender or a Lender or its Affiliate as defined in the Existing Facility Agreement and to provide that such a person may be any credit institution.

22.	Deferred Acquisition Costs: delete Clause 4.4 (Deferred Acquisition Costs).

23.	UPC Broadband Pledged Account: delete Clause 19.23 (UPC Broadband Pledged Account).

24.	Hedging: delete Clause 19.18 (Hedging) (provided that the definition of Cash Flow Hedging Agreement shall be retained).

25.
Exclusion of General Basket: amend the Credit Agreement to provide that any Financial Indebtedness incurred under the general basket for the incurrence of Financial Indebtedness from time to time (being paragraph (b)(xxiv) of the definition of Permitted Financial Indebtedness on the date of this Agreement) shall be excluded for the purposes of calculating Senior Debt and Total Debt under the Credit Agreement.

26.
Increased Costs: amend Clause 15.3(a) (Exceptions) of the Credit Agreement in order that a new paragraph (viii) is inserted to provide that Increased Costs which are attributable to the implementation or application of, or compliance with, Basel III or CRD IV or any law or regulation that implements or applies Basel III or CRD IV to the extent that a Finance Party knew about or could reasonably be expected to have known about the relevant Increased Cost on or prior to the date on which it became a Finance Party shall not be subject to the requirements of Clause 15.1 (Increased Costs).

“Basel III” means: (a) the agreements on capital requirements, a leverage ratio and liquidity standards contained in “Basel III: A global regulatory framework for more resilient banks and banking systems”, “Basel III: International framework for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated; (b) the rules for global systematically important banks contained in “Global systematically important banks: assessment methodology and the additional loss absorbency requirement – Rules text” published by the Basel Committee on Banking Supervision in November 2011, as amended supplemented or restated; and (c) any further guidance or standards published by the Basel Committee on Banking Supervision relating to implementing or modifying “Basel III” (in each case, whether such implementations, application or compliance is by a government, regulator, a Finance Party or any of its Affiliates).
“CRD IV” means:

(a)	Regulation (EU) No 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms; and

(b)
Directive 2013/36/EU of the European Parliament and of the Council of 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and the prudential supervision of credit institutions and investment firms.

27.	Fiscal Unity Representation: delete paragraph (b) of Clause 18.13 (Tax Liabilities).

28.
ICA Arrangements: amend the intercreditor arrangements under the Intercreditor Agreement, the Existing Security Deed and the Existing Intercreditor Deed in order to amalgamate such documents into a single document (unless otherwise required to reflect UPC Broadband Holdco’s capital structure) that is conformed to the terms of the intercreditor agreement originally dated 28 September 2006 between, among others, The Royal Bank of Scotland plc as Senior Agent and Security Agent and All3Media Capital Limited, All3Media Intermediate Limited and All3Media Finance Limited as Effective Date Debtors (the “All3Media ICA”) provided that:

(a)	at Clause 4.3(a) of the All3Media ICA a new paragraph (viii) shall be included as follows:

“(viii)
if the Debtor’s obligation to make the Payment arises as a result of a close-out or termination arising as a result of the relevant Debtor terminating or closing-out the relevant Hedging Agreement as a result of:

(A)	in relation to a Hedging Agreement which is based on the 1992 ISDA Master Agreement:

I.	an Illegality or Tax Event or Tax Event Upon Merger (each as defined in the 1992 ISDA Master Agreement); or

II.	an event similar in meaning and effect to a Force Majeure Event (as defined in paragraph (B) below), has occurred in respect of that Hedging Agreement; or

(B)
in relation to a Hedging Agreement which is based on the 2002 ISDA Master Agreement, an Illegality or Tax Event, Tax Event Upon Merger or a Force Majeure Event (each as defined in the 2002 ISDA Master Agreement) has occurred in respect of that Hedging Agreement; or

(C)
a Termination Event (other than a Termination Event described in paragraphs (A) and (B) above) in respect of which the Hedge Counterparty is the Affected Party (“Termination Event” and “Affected Party” being as defined in the relevant Hedging Agreement),

in each case provided that no Distress Event has occurred and is continuing;     or”;

(b)	paragraph (v) of Clause 4.9 of the All3Media ICA shall be deleted and replaced with the following:
“on or following the later to occur of the Senior Lender Discharge Date, the Pari Passu Debt Discharge Date and the Senior Secured Notes Discharge Date.”; and

(c)	in the definition of Non-Credit Related Close-Out in the All3Media ICA, the reference to (a)(iv) should be a reference to (a)(v); and

(d)	at Clause 4.13 of the All3Media ICA a new paragraph (c) shall be included as follows:
“notwithstanding (b) above, terminate in full (or in part) any transaction under a Hedging Agreement if at any time the Financial Indebtedness underlying such transaction has been reduced and the Debtor party to that Hedging Agreement gives notice to the relevant Hedge Counterparty specifying that there has been a reduction of Financial Indebtedness and the Debtor has elected to terminate the transactions entered into to hedge risks in relation to such Financial Indebtedness (each such transaction, a "Relevant Transaction"). Only a portion of each outstanding Relevant Transaction shall be treated as an Affected Transaction under the Hedging Agreement, such portion being a percentage of the Relevant Transaction equal to the percentage by which the relevant Financial Indebtedness has been reduced.”

29.
Security Documents: Amend the Security Documents to make conforming and/or consequential changes in connection with amendments to the Intercreditor Agreement, the Existing Security Deed and the Existing Intercreditor Deed contemplated by paragraph 28 above.

30.	Hedging Disclosure: delete paragraph (a)(vii) of Clause 19.2 (Financial Information) of the Credit Agreement.

SIGNATORIES

Facility Agent and Security Agent
THE BANK OF NOVA SCOTIA as Facility Agent
By: Authorized Signatory

THE BANK OF NOVA SCOTIA as Security Agent
By: Authorized Signatory

(Signature Page to AN Accession Agreement)

Company
UPC BROADBAND HOLDING B.V.

By: Authorized Signatory

By: Authorized Signatory

(Signature Page to AN Accession Agreement)

Borrower
UPC FINANCING PARTNERSHIP

By: Authorized Signatory

By: Authorized Signatory

(Signature Page to AN Accession Agreement)

Additional Facility AN Lender
HSBC BANK PLC

By: Authorized Signatory

By: Authorized Signatory

(Signature Page to AN Accession Agreement)

Additional Facility AN Lender
BANK OF AMERICA, N.A
By: Authorized Signatory

By: Authorized Signatory

(Signature Page to AN Accession Agreement)

Additional Facility AN Lender
CITIBANK N.A., NEW YORK BRANCH
By: Authorized Signatory

By: Authorized Signatory

(Signature Page to AN Accession Agreement)

Additional Facility AN Lender
NOMURA INTERNATIONAL PLC
By: Authorized Signatory

By: Authorized Signatory

(Signature Page to AN Accession Agreement)

Additional Facility AN Lender
THE BANK OF NOVA SCOTIA
By: Authorized Signatory

By: Authorized Signatory

(Signature Page to AN Accession Agreement)

Additional Facility AN Lender
CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH
By: Authorized Signatory

By: Authorized Signatory

(Signature Page to AN Accession Agreement)